UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                               (Amendment No.     )*
                                             -----

                        NATUS MEDICAL INCORPORATED (BABY)
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                     COMMON
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    639050103
                         ------------------------------
                                 (CUSIP Number)

     David Nierenberg, The D3 Family Fund, 19605 NE 8th St., Camas, WA  98607
                                  360-604-8600
 ------------------------------------------------------------------------------
                      (Name, Address and Telephone Number
                        of Person Authorized to Receive
                          Notices and Communications)


                                    2/6/2003
                        -------------------------------
                         (Date of Event which Requires
                           Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
                                  ------------

CUSIP No. 639050103

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The D3 Family Fund, L.P.
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY
      --------------------------------------------------------------------------

 4)   SOURCE OF FUNDS

      WC
      --------------------------------------------------------------------------

 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                   [   ]
      --------------------------------------------------------------------------

 6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Washington State
      --------------------------------------------------------------------------

                          7)  SOLE VOTING POWER
      NUMBER OF
                              857,400  (5.3%)
      SHARES                  --------------------------------------------------

      BENEFICIALLY        8)  SHARED VOTING POWER

      OWNED BY                0
                              --------------------------------------------------
      EACH
                          9)  SOLE DISPOSITIVE POWER
      REPORTING
                              857,400  (5.3%)
      PERSON                  --------------------------------------------------

      WITH               10)  SHARED DISPOSITIVE POWER

                              0
                              --------------------------------------------------

11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      997,999
      --------------------------------------------------------------------------

12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                          [   ]

      --------------------------------------------------------------------------

13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      6.1%
      --------------------------------------------------------------------------

14)   TYPE OF REPORTING PERSON*

      PN
      --------------------------------------------------------------------------

                                  SCHEDULE 13D
                                  ------------

CUSIP No. 639050103

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The Nierenberg Family 1993 Trust
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY
      --------------------------------------------------------------------------

 4)   SOURCE OF FUNDS

      WC
      --------------------------------------------------------------------------

 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                   [   ]
      --------------------------------------------------------------------------

 6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Washington State
      --------------------------------------------------------------------------

                          7)  SOLE VOTING POWER
      NUMBER OF
                              18,587 (0.1%)
      SHARES                  --------------------------------------------------

      BENEFICIALLY        8)  SHARED VOTING POWER

      OWNED BY                0
                              --------------------------------------------------
      EACH
                          9)  SOLE DISPOSITIVE POWER
      REPORTING
                              18,587 (0.1%)
      PERSON                  --------------------------------------------------

      WITH               10)  SHARED DISPOSITIVE POWER

                              0
                              --------------------------------------------------

11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      997,999
      --------------------------------------------------------------------------
12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                          [   ]

      --------------------------------------------------------------------------

13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      6.1%
      --------------------------------------------------------------------------

14)   TYPE OF REPORTING PERSON*

      OO
      --------------------------------------------------------------------------

                                  SCHEDULE 13D
                                  ------------

CUSIP No. 639050103

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Haredale, Ltd.
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY
      --------------------------------------------------------------------------

 4)   SOURCE OF FUNDS

      WC
      --------------------------------------------------------------------------

 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                   [   ]
      --------------------------------------------------------------------------

 6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      The Bahamas
      --------------------------------------------------------------------------

                          7)  SOLE VOTING POWER
      NUMBER OF
                              22,600 (0.1%)
      SHARES                  --------------------------------------------------

      BENEFICIALLY        8)  SHARED VOTING POWER

      OWNED BY                0
                              --------------------------------------------------
      EACH
                          9)  SOLE DISPOSITIVE POWER
      REPORTING
                              22,600 (0.1%)
      PERSON                  --------------------------------------------------

      WITH               10)  SHARED DISPOSITIVE POWER

                              0
                              --------------------------------------------------

11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      997,999
      --------------------------------------------------------------------------
12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                          [   ]

      --------------------------------------------------------------------------

13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      6.1%
      --------------------------------------------------------------------------

14)   TYPE OF REPORTING PERSON*

      CO
      --------------------------------------------------------------------------

                                  SCHEDULE 13D
                                  ------------

CUSIP No. 639050103

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      James Henry Hildebrandt
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]
      --------------------------------------------------------------------------
 3)   SEC USE ONLY

      --------------------------------------------------------------------------
 4)   SOURCE OF FUNDS

      WC
      --------------------------------------------------------------------------

 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                   [   ]

      --------------------------------------------------------------------------
 6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Canada
      --------------------------------------------------------------------------

                          7)  SOLE VOTING POWER
      NUMBER OF
                              10,700 (0.1%)
      SHARES                  --------------------------------------------------

      BENEFICIALLY        8)  SHARED VOTING POWER

      OWNED BY                0
                              --------------------------------------------------
      EACH
                          9)  SOLE DISPOSITIVE POWER
      REPORTING
                              10,700 (0.1%)
      PERSON                  --------------------------------------------------

      WITH               10)  SHARED DISPOSITIVE POWER

                              0
                              --------------------------------------------------

11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      997,999
      --------------------------------------------------------------------------

12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      6.1%
      --------------------------------------------------------------------------

14)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

                                  SCHEDULE 13D
                                  ------------

CUSIP No. 639050103

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Toxford Corporation
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]
      --------------------------------------------------------------------------
 3)   SEC USE ONLY

      --------------------------------------------------------------------------
 4)   SOURCE OF FUNDS

      WC
      --------------------------------------------------------------------------

 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                   [   ]

      --------------------------------------------------------------------------
 6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      The Channel Islands
      --------------------------------------------------------------------------

                          7)  SOLE VOTING POWER
      NUMBER OF
                              6,300 (0.0%)
      SHARES                  --------------------------------------------------

      BENEFICIALLY        8)  SHARED VOTING POWER

      OWNED BY                0
                              --------------------------------------------------
      EACH
                          9)  SOLE DISPOSITIVE POWER
      REPORTING
                              6,300 (0.0%)
      PERSON                  --------------------------------------------------

      WITH               10)  SHARED DISPOSITIVE POWER

                              0
                              --------------------------------------------------

11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      997,999
      --------------------------------------------------------------------------

12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      6.1%
      --------------------------------------------------------------------------

14)   TYPE OF REPORTING PERSON*

      CO
      --------------------------------------------------------------------------

                                  SCHEDULE 13D
                                  ------------

CUSIP No. 639050103

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      David Nierenberg
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)   [ X ]
                                                                 (b)   [   ]
      --------------------------------------------------------------------------
 3)   SEC USE ONLY

      --------------------------------------------------------------------------
 4)   SOURCE OF FUNDS

      WC
      --------------------------------------------------------------------------

 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                   [   ]

      --------------------------------------------------------------------------
 6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
      --------------------------------------------------------------------------

                          7)  SOLE VOTING POWER
      NUMBER OF
                              18,055* (0.1%)
      SHARES                  --------------------------------------------------

      BENEFICIALLY        8)  SHARED VOTING POWER

      OWNED BY                0
                              --------------------------------------------------
      EACH
                          9)  SOLE DISPOSITIVE POWER
      REPORTING
                              18,055* (0.0%)
      PERSON                  --------------------------------------------------

      WITH               10)  SHARED DISPOSITIVE POWER

                              0
                              --------------------------------------------------

11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      997,999
      --------------------------------------------------------------------------

12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES                                                           [   ]


      --------------------------------------------------------------------------

13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      6.1%
      --------------------------------------------------------------------------

14)   TYPE OF REPORTING PERSON

      IN
      --------------------------------------------------------------------------

        * Consists of stock options vested and exercisable within 60 days after December 31, 2002 which give the reporting person the right to acquire 18,055 shares of common stock.

                                  SCHEDULE 13D
                                  ------------

CUSIP No. 639050103

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The David and Patricia Nierenberg 1993 Irrevocable Trust,
      June 11, 1993, Lawrence K. Orr, Trustee
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]
      --------------------------------------------------------------------------
 3)   SEC USE ONLY

      --------------------------------------------------------------------------
 4)   SOURCE OF FUNDS

      WC
      --------------------------------------------------------------------------

 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                   [   ]

      --------------------------------------------------------------------------
 6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Washington
      --------------------------------------------------------------------------

                          7)  SOLE VOTING POWER
      NUMBER OF
                              30,857 (0.2%)
      SHARES                  --------------------------------------------------

      BENEFICIALLY        8)  SHARED VOTING POWER

      OWNED BY                0
                              --------------------------------------------------
      EACH
                          9)  SOLE DISPOSITIVE POWER
      REPORTING
                              30,857 (0.2%)
      PERSON                  --------------------------------------------------

      WITH               10)  SHARED DISPOSITIVE POWER

                              0
                              --------------------------------------------------

11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      997,999
      --------------------------------------------------------------------------

12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      6.1%
      --------------------------------------------------------------------------

14)   TYPE OF REPORTING PERSON*

      OO  (Irrevocable trust)
      --------------------------------------------------------------------------

                                  SCHEDULE 13D
                                  ------------

CUSIP No. 639050103

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Olivier Roux
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]
      --------------------------------------------------------------------------
 3)   SEC USE ONLY

      --------------------------------------------------------------------------
 4)   SOURCE OF FUNDS

      WC
      --------------------------------------------------------------------------

 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                   [   ]

      --------------------------------------------------------------------------
 6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      France
      --------------------------------------------------------------------------

                          7)  SOLE VOTING POWER
      NUMBER OF
                              20,000 (0.1%)
      SHARES                  --------------------------------------------------

      BENEFICIALLY        8)  SHARED VOTING POWER

      OWNED BY                0
                              --------------------------------------------------
      EACH
                          9)  SOLE DISPOSITIVE POWER
      REPORTING
                              20,000 (0.1%)
      PERSON                  --------------------------------------------------

      WITH               10)  SHARED DISPOSITIVE POWER

                              0
                              --------------------------------------------------

11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      997,999
      --------------------------------------------------------------------------

12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      6.1%
      --------------------------------------------------------------------------

14)   TYPE OF REPORTING PERSON*

      OO  (Irrevocable trust)
      --------------------------------------------------------------------------

                                  SCHEDULE 13D
                                  ------------

CUSIP No. 639050103

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Henry Hooper
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]
      --------------------------------------------------------------------------
 3)   SEC USE ONLY

      --------------------------------------------------------------------------
 4)   SOURCE OF FUNDS

      WC
      --------------------------------------------------------------------------

 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                   [   ]

      --------------------------------------------------------------------------
 6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
      --------------------------------------------------------------------------

                          7)  SOLE VOTING POWER
      NUMBER OF
                              1,500 (0.01%)
      SHARES                  --------------------------------------------------

      BENEFICIALLY        8)  SHARED VOTING POWER

      OWNED BY                0
                              --------------------------------------------------
      EACH
                          9)  SOLE DISPOSITIVE POWER
      REPORTING
                              1,500 (0.01%)
      PERSON                  --------------------------------------------------

      WITH               10)  SHARED DISPOSITIVE POWER

                              0
                              --------------------------------------------------

11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      997,999
      --------------------------------------------------------------------------

12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      6.1%
      --------------------------------------------------------------------------

14)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

                                  SCHEDULE 13D
                                  ------------

CUSIP No. 639050103

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Bruno Tiphine
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]
      --------------------------------------------------------------------------
 3)   SEC USE ONLY

      --------------------------------------------------------------------------
 4)   SOURCE OF FUNDS

      WC
      --------------------------------------------------------------------------

 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                   [   ]

      --------------------------------------------------------------------------
 6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      France
      --------------------------------------------------------------------------

                          7)  SOLE VOTING POWER
      NUMBER OF
                              4,500 (0.03%)
      SHARES                  --------------------------------------------------

      BENEFICIALLY        8)  SHARED VOTING POWER

      OWNED BY                0
                              --------------------------------------------------
      EACH
                          9)  SOLE DISPOSITIVE POWER
      REPORTING
                              4,500 (0.03%)
      PERSON                  --------------------------------------------------

      WITH               10)  SHARED DISPOSITIVE POWER

                              0
                              --------------------------------------------------

11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      997,999
      --------------------------------------------------------------------------

12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      6.1%
      --------------------------------------------------------------------------

14)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

                                  SCHEDULE 13D
                                  ------------

CUSIP No. 639050103

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Rita & Bruno Tiphine
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]
      --------------------------------------------------------------------------
 3)   SEC USE ONLY

      --------------------------------------------------------------------------
 4)   SOURCE OF FUNDS

      WC
      --------------------------------------------------------------------------

 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                   [   ]

      --------------------------------------------------------------------------
 6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Italy & France
      --------------------------------------------------------------------------

                          7)  SOLE VOTING POWER
      NUMBER OF
                              7,500 (0.1%)
      SHARES                  --------------------------------------------------

      BENEFICIALLY        8)  SHARED VOTING POWER

      OWNED BY                0
                              --------------------------------------------------
      EACH
                          9)  SOLE DISPOSITIVE POWER
      REPORTING
                              7,500 (0.1%)
      PERSON                  --------------------------------------------------

      WITH               10)  SHARED DISPOSITIVE POWER

                              0
                              --------------------------------------------------

11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      997,999
      --------------------------------------------------------------------------

12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      6.1%
      --------------------------------------------------------------------------

14)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

ITEM 1.  SECURITY AND ISSUER

         Common stock of Natus Medical Incorporated,
         1501 Industrial Road, San Carlos, CA 94070.

ITEM 2.  IDENTITY AND BACKGROUND

        (a) The D3 Family Fund, L.P.

        (b) 19605 N.E. 8th St., Camas, Washington 98607

        (c) Investment in the equities of public micro-cap issuers

        (d) None

        (e) None

        (f) A Washington limited partnership

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         Source of funds is money invested in the partnership by its partners. Aggregate amount invested in Natus shares purchased by the partnership is $3,929,215.

ITEM 4.  PURPOSE OF TRANSACTION

         The purpose of the share purchases is for investment. None of the other actions described in items 4(a)-(j) are currently contemplated.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         (a,b) The D3 Family Fund, L.P. owns, and has sole voting and dispositive power over 857,400 BABY shares. In addition, 18,587 shares are owned by The Nierenberg 1993 Family Trust, 22,600 by Haredale, Ltd., 10,700 shares by James Henry Hildebrandt, 6,300 shares by Toxford Corporation, 30,857 shares by The David and Patricia Nierenberg 1993 Irrevocable Trust, June 11, 1993, Lawrence K. Orr, Trustee, 20,000 shares by Olivier Roux, 1,500 shares by Henry Hooper, 4,500 shares by Bruno Tiphine, 7,500 shares by Rita and Bruno Tiphine and 18,055 shares by David Nierenberg. The shares held by David Nierenberg individually consist of stock options vested and exercisable within 60 days after December 31, 2002. Aggregate ownership is 6.14%

         (c)    N/A

         (d)    N/A

         (e)    N/A

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

               N/A

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

               N/A


                                   Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 14, 2003                           /s/ DAVID NIERENBERG
-------------------                         ------------------------------------
      Date                                  David Nierenberg, President
                                            Nierenberg Investment Management
                                              Company, Inc., the general partner
                                              of The D3 Family Fund, L.P.


ITEM 1.  SECURITY AND ISSUER

         Common stock of Natus Medical Incorporated,
         1501 Industrial Road, San Carlos, CA 94070.

ITEM 2.  IDENTITY AND BACKGROUND

         (a)  The Nierenberg Family 1993 Trust
         (b)  19605 NE 8th Street, Camas, Washington 98607
         (c)  A trust
         (d)  None
         (e)  None
         (f)  Washington

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         Source of funds is money invested in the Trust by its Trustors. Shares were acquired by the Trust when Natus was not a publicly held company.

ITEM 4.  PURPOSE OF TRANSACTION

         The purpose of the share purchases is for investment. None of the other actions described in items 4(a)-(j) are currently contemplated.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         (a,b) The Nierenberg Family 1993 Trust owns and Mr. Nierenberg, as trustee has sole voting and dispositive power over its 18,587 shares.

         (c)    N/A

         (d)    N/A

         (e)    N/A

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         N/A

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

         N/A

                                   Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 14, 2003                           /s/ DAVID NIERENBERG
-------------------                         ------------------------------------
      Date                                  David Nierenberg
                                            Authorized to trade for
                                            The Nierenberg Family 1993 Trust

ITEM 1.  SECURITY AND ISSUER

         Common stock of Natus Medical Incorporated,
         1501 Industrial Road, San Carlos, CA 94070.

ITEM 2.  IDENTITY AND BACKGROUND

         (a)  Haredale Ltd.
         (b)  P.O. Box N-4465, Nassau, New Providence, The Bahamas.
         (c)  Haredale is in the investment business at the address above.
         (d)  None
         (e)  None
         (f)  The Bahamas.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         Source of funds is Haredale working capital. Haredale has invested $104,501 in shares of BABY.

ITEM 4.  PURPOSE OF TRANSACTION

         The purpose of the share purchases is for investment. None of the other actions described in items 4(a)-(j) are currently contemplated.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         (a,b) Haredale owns, and Mr. Nierenberg has sole voting and dispositive power over, its 22,600 shares.

         (c)    N/A

         (d)    N/A

         (e)    N/A

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         Haredale pays Mr. Nierenberg an annual management fee and a share of its net profits for his personal management of its account.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

         N/A

                                   Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 14, 2003                           /s/ DAVID NIERENBERG
-------------------                         ------------------------------------
      Date                                  David Nierenberg
                                            Authorized to trade for
                                              Haredale, Ltd.


ITEM 1.  SECURITY AND ISSUER

         Common stock of Natus Medical Incorporated,
         1501 Industrial Road, San Carlos, CA 94070.

ITEM 2.  IDENTITY AND BACKGROUND

         (a)  James Henry Hildebrandt a Canadian citizen resident in Hong Kong.

         (b) c/o Bain & Company, Tenth Floor, One Pacific Place, 88 Queensway, Hong Kong.

         (c)  Mr. Hildebrandt is a management consultant.

         (d)  None

         (e)  None

         (f)  Canada

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         Source of funds is working capital. Mr. Hildebrandt has invested $50,867 in shares of BABY.

ITEM 4.  PURPOSE OF TRANSACTION

         The purpose of the share purchases is for investment. None of the other actions described in items 4(a)-(j) are currently contemplated.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         (a,b) Mr. Hildebrandt owns, and Mr. Nierenberg has sole voting and dispositive power over, his 10,700 BABY shares.

         (c)    N/A

         (d)    N/A

         (e)    N/A

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         Mr. Hildebrandt pays Mr. Nierenberg an annual management fee and a share of its net profits for his personal management of his account.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

         N/A

                                   Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 14, 2003                           /s/ DAVID NIERENBERG
------------------                          ------------------------------------
      Date                                  David Nierenberg
                                            Authorized to trade for
                                              John Henry Hildebrandt

ITEM 1.  SECURITY AND ISSUER

         Common stock of Natus Medical Incorporated,
         1501 Industrial Road, San Carlos, CA 94070.

ITEM 2.  IDENTITY AND BACKGROUND

         (a)  Toxford Corporation

         (b) P.O. Box 3048, St. Andrews House, Le Bordage, St. Peter Port, Guernsey, Channel Islands, British Isles.

         (c)  Toxford Corporation is in the investment business.

         (d)  None

         (e)  None

         (f)  Channel Islands, British Isles.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         Source of funds is Toxford working capital. Toxford has invested $29,903 in shares of BABY.

ITEM 4.  PURPOSE OF TRANSACTION

         The purpose of the share purchases is for investment. None of the other actions described in items 4(a)-(j) are currently contemplated.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         (a,b) Toxford Corporation owns, and Mr. Nierenberg has sole voting and dispositive power over, its 6,300 BABY shares.

         (c)    N/A

         (d)    N/A

         (e)    N/A

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         Toxford Corporation pays Mr. Nierenberg an annual management fee and a share of its net profits for his personal management of its account.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

         N/A

                                   Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 14, 2003                           /s/ DAVID NIERENBERG
------------------                          ------------------------------------
      Date                                  David Nierenberg
                                            Authorized to trade for
                                              Toxford Corporation


ITEM 1.  SECURITY AND ISSUER

         Common stock of Natus Medical Incorporated,
         1501 Industrial Road, San Carlos, CA 94070.

ITEM 2.  IDENTITY AND BACKGROUND

         (a)  David Nierenberg

         (b)  19605 N.E. 8th Street, Camas, Washington  98607

         (c) Investment management. Mr. Nierenberg is a general partner of The D3 Family Fund, L.P.

         (d)  None

         (e)  None

         (f)  USA

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         Source of funds is a distribution of BABY shares from Trinity Ventures, a venture capital firm which invested in BABY when it was a private company.

ITEM 4.  PURPOSE OF TRANSACTION

         The purpose of the share purchases is for investment. None of the other actions described in items 4(a)-(j) are currently contemplated.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         (a,b) Mr. Nierenberg owns, and has sole voting and dispositive power over, his 18,055 shares, which consist of stock options vested and exercisable within 60 days after Decemebr 31, 2002, which give Mr. Nierenberg the right to acquire 18,055 shares of common stock.

         (c)    N/A

         (d)    N/A

         (e)    N/A

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         N/A

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

         N/A

                                   Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 14, 2003                           /s/ DAVID NIERENBERG
------------------                          ------------------------------------
      Date                                  David Nierenberg


ITEM 1.  SECURITY AND ISSUER

         Common stock of Natus Medical Incorporated,
         1501 Industrial Road, San Carlos, CA 94070.

ITEM 2.  IDENTITY AND BACKGROUND

         (a) The David and Patricia Nierenberg 1993 Irrevocable Trust, 6/11/93, Lawrence K. Orr, Trustee.

         (b)  Lawrence K. Orr, Trinity Ventures, 3000 Sand Hill
              Road, Bldg. 4, Suite 160, Menlo Park, CA 94025.

         (c) This is an irrevocable trust for the benefit of the Nierenberg children.

         (d)  None

         (e)  None

         (f)  A California trust.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         Source of funds is money invested in the Trust by its Trustors.

ITEM 4.  PURPOSE OF TRANSACTION

         The purpose of the share purchases is for investment. None of the other actions described in items 4(a)-(j) are currently contemplated.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         (a,b) The Trust owns, and Mr. Orr has sole voting and dispositive power over the trust's 30,857 shares.

         (c)    N/A

         (d)    N/A

         (e)    N/A

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         The trust pays Mr. Nierenberg an annual management fee and a share of its net profits for his personal management of its accounts.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

         N/A

                                   Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 14, 2003                           /s/ DAVID NIERENBERG
------------------                          ------------------------------------
      Date                                  David Nierenberg
                                            Authorized to trade for Tha David &
                                            Patricia Nierenberg 1993
                                            Irrevocable Trust, June 11, 1993,
                                            Lawrence K. Orr, Trustee

ITEM 1.  SECURITY AND ISSUER

         Common stock of Natus Medical Incorporated,
         1501 Industrial Road, San Carlos, CA 94070.

ITEM 2.  IDENTITY AND BACKGROUND

         (a)  Olivier Roux

         (b)  Talisman Management, Ltd., 37 Ixworth Place, London SW3, England

         (c)  Mr. Roux is a management consultant.

         (d)  None

         (e)  None

         (f)  A French citizen resident in the United Kingdom.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         Source of funds is working capital. Mr. Roux has invested $80,200 in shares of BABY.

ITEM 4.  PURPOSE OF TRANSACTION

         The purpose of the share purchases is for investment. None of the other actions described in items 4(a)-(j) are currently contemplated.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         (a,b) Mr. Roux owns, and Mr. Nierenberg has sole voting and dispositive power over his 20,000 shares.

         (c)    N/A

         (d)    N/A

         (e)    N/A

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         Mr. Roux pays Mr. Nierenberg an annual management fee and a share of its net profits for his personal management of its accounts.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

         N/A

                                   Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 14, 2003                           /s/ DAVID NIERENBERG
------------------                          ------------------------------------
      Date                                  David Nierenberg
                                            Authorized to trade for Olivier Roux

ITEM 1.  SECURITY AND ISSUER

         Common stock of Natus Medical Incorporated,
         1501 Industrial Road, San Carlos, CA 94070.

ITEM 2.  IDENTITY AND BACKGROUND

         (a)  Henry Hooper

         (b)  4317 NE Wistaria Drive, Portland, Oregon 97213

         (c)  Mr. Hooper is a general partner of The D3 Family Fund, L.P.

         (d)  None

         (e)  None

         (f)  USA

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         Source of funds is money invested in the partnership by its partners. Aggregate amount invested BABY shares purchased by the partnership is $6,000.

ITEM 4.  PURPOSE OF TRANSACTION

         The purpose of the share purchases is for investment. None of the other actions described in items 4(a)-(j) are currently contemplated.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         (a,b) Mr. Hooper owns and has sole voting and dispositive power over, his 1,500 shares.

         (c)    N/A

         (d)    N/A

         (e)    N/A

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         Mr. Hooper pays Mr. Nierenberg an annual management fee and a share of its net profits for his personal management of its accounts.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

         N/A

                                   Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 14, 2003                           /s/ DAVID NIERENBERG
------------------                          ------------------------------------
      Date                                  David Nierenberg
                                            Authorized to trade for Henry Hooper


ITEM 1.  SECURITY AND ISSUER

         Common stock of Natus Medical Incorporated,
         1501 Industrial Road, San Carlos, CA 94070.

ITEM 2.  IDENTITY AND BACKGROUND

         (a)  Bruno Tiphine

         (b)  92 Fellows Road, London NW3 3JG, England.

         (c)  Mr. Tiphine is a management consultant.

         (d)  None

         (e)  None

         (f)  A French citizen resident in the United Kingdom.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         Source of funds is money invested in the partnership by its partners. Aggregate amount invested BABY shares purchased by the partnership is $15,780.

ITEM 4.  PURPOSE OF TRANSACTION

         The purpose of the share purchases is for investment. None of the other actions described in items 4(a)-(j) are currently contemplated.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         (a,b) Mr. Tiphine owns, and Mr. Nierenberg has sole voting and dispositive power over, his 4,500 shares.

         (c)    N/A

         (d)    N/A

         (e)    N/A

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         Mr. Tiphine pays Mr. Nierenberg an annual management fee and a share of its net profits for his personal management of Mr. Tiphine's accounts.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

         N/A

                                   Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 14, 2003                          /s/ DAVID NIERENBERG
------------------                         ------------------------------------
      Date                                 David Nierenberg
                                           Authorized to trade for Bruno Tiphine

ITEM 1.  SECURITY AND ISSUER

         Common stock of Natus Medical Incorporated,
         1501 Industrial Road, San Carlos, CA 94070.

ITEM 2.  IDENTITY AND BACKGROUND

         (a)  Rita & Bruno Tiphine

         (b)  92 Fellows Road, London NW3 3JG, England.

         (c) Mrs. Tiphine is a homemaker and Mr. Tiphine is a management consultant.

         (d)  None

         (e)  None

         (f)  Italian and French citizens resident in the United Kingdom.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         Source of funds is money invested in the partnership by its partners. Aggregate amount invested BABY shares purchased by the partnership is $26,496.

ITEM 4.  PURPOSE OF TRANSACTION

         The purpose of the share purchases is for investment. None of the other actions described in items 4(a)-(j) are currently contemplated.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         (a,b) Mr. & Mrs. Tiphine own, and Mr. Nierenberg has sole voting and dispositive power over, their 7,500 shares.

         (c)    N/A

         (d)    N/A

         (e)    N/A

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         Mr. & Mrs. Tiphine pay Mr. Nierenberg an annual management fee and a share of its net profits for his personal management of their account.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

         N/A

                                   Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 14, 2003                          /s/ DAVID NIERENBERG
------------------                         ------------------------------------
      Date                                 David Nierenberg
                                           Authorized to trade for
                                           Rita & Bruno Tiphine

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.



           ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)